Exhibit 99.1


CTI Molecular Imaging, Inc. Reports Financial Results for the Third Quarter of
                                 Fiscal 2004

                 Net Revenues of $92 Million and EPS of $0.06

      FDG Volumes Grow 53% with Continued Improvement in Pricing Trends

                Sales Force Realignment with Siemens Completed

    KNOXVILLE, Tenn., Aug. 5 /PRNewswire-FirstCall/ -- CTI Molecular Imaging, Inc. (Nasdaq: CTMI), a leading provider of positron emission tomography (PET) equipment, molecular biomarkers and services, today announced financial results for its third quarter ended June 30, 2004.
    Net revenues for the third quarter were $91.8 million, a 7.5% decline from net revenues of $99.2 million for the same period last year. Net income was $2.7 million, or $0.06 per share on a fully-diluted basis, compared to $7.5 million, or $0.16 per share on a fully-diluted basis, in the prior fiscal year's third quarter.
    "As we previously announced, our operational performance in the quarter was a result of unexpectedly soft demand in the market for PET and PET/CT equipment and temporary transitional issues relating to the sales force realignment with Siemens," said Ronald Nutt, Ph.D., President and Chief Executive Officer. "The realignment is now complete and this step will provide us with a much more powerful sales and marketing capability going forward. However, we continue to expect that the market demand for PET and PET/CT tomographs will remain sluggish through fiscal 2005, particularly in the domestic market."
    During the third quarter, on a consolidated basis CTI Molecular Imaging sold 33 scanners and booked orders for an additional 42 units. "We expect this pause in growth of shipments will continue until the market absorbs the sharp increase in installed base over the past two years, after which time we expect the growth rate in scanner shipments will resume. In the meantime, our sales realignment with Siemens provides us with the ability to manage our cost structure and focus our combined resources more effectively as we navigate through the slowdown. Most importantly, the clinical awareness of the diagnostic benefit of PET and PET/CT continues to drive adoption growth and this trend provides us great confidence in the future," continued Dr. Nutt.
    CTI Solutions experienced strong growth in sales of FDG during the quarter, which is evidence of continued growth in PET utilization and increasing market share. For the third quarter, sales of FDG doses increased 53% over the prior year's quarter and 7% sequentially, partially offset by a 2.5% sequential decline in average price. "FDG dose sales continue to grow at their recent historical rate of between 50% and 60% over the past several years. Additionally, during the third quarter, the price decline for FDG experienced further moderation, consistent with our expectations for an eventual stabilization. In fact, the sequential price decline of 2.5% was the lowest rate since our IPO two years ago. These trends are indicative of positive utilization trends and a continued growing end-market which will fuel an eventual rebound in growth of scanner demand," added Dr. Nutt.


     Segment Information:

                                  Three Months Ended      Nine Months Ended
                                       June 30,                June 30,
     (in thousands)               2004          2003      2004          2003
                                     (unaudited)             (unaudited)
     Revenues, gross:
     CPS                        $61,888       $63,523  $187,237      $150,829
     Detector Materials          15,015        14,020    42,627        42,290
     CTI Solutions               48,075        55,240   133,010       126,622
     Total                     $124,978      $132,783  $362,874      $319,741

     Revenue eliminations:
     CPS                       $(17,246)     $(19,245) $(44,494)     $(34,014)
     Detector Materials         (14,843)      (13,143)  (42,220)      (39,825)
     CTI Solutions               (1,104)       (1,190)   (3,986)       (4,174)
     Total                     $(33,193)     $(33,578) $(90,700)     $(78,013)

     Revenues, net:
     CPS                        $44,642       $44,278  $142,743      $116,815
     Detector Materials             172           877       407         2,465
     CTI Solutions               46,971        54,050   129,024       122,448
     Total                      $91,785       $99,205  $272,174      $241,728

     Income (loss) from operations:
     CPS                         $9,517       $12,629   $27,499       $29,269
     Detector Materials           6,974         7,671    22,150        17,315
     CTI Solutions               (3,142)         (554)  (12,317)       (5,423)
     Corporate                   (2,161)       (1,376)   (6,011)       (1,876)
     Total                      $11,188       $18,370   $31,321       $39,285


    Orders, Shipments and Backlog:
    The company sold 33 scanners and booked orders for 42 units during the third quarter of fiscal 2004, compared to 49 units sold and 65 orders booked during the prior year period. Backlog on a consolidated basis at June 30, 2004 was $169 million. Backlog includes orders for PET and PET/CT scanners, cyclotrons and service and maintenance contracts, and excludes orders placed for FDG doses.

    Financial Outlook:
    "The fourth quarter operational results will be determined by the success we have at translating prior orders in backlog into sales and minimizing cancellations as we transition our distribution efforts. With this in mind, we expect fourth quarter financial performance to be in line with the low end of our prior guidance. For the fourth quarter, we expect net revenues of $110 million to $115 million and earnings per share of $0.17. These expectations take into account the various effects of the new agency agreement with Siemens, as well as the acquisition of Concorde Microsystems," said
Dr. Nutt.

    Earnings Conference Call Information:
    The dial-in number for today's earnings call at 9:00 a.m. EDT is
(706) 643-3432. A replay of the call will be available for one week until August 12, 2004. To hear this replay, please dial (800) 642-1687 and enter the reservation number 8952962. A simultaneous webcast of the call will be accessible via the internet at http://www.ctimi.com under the Investor Relations section. A replay of the webcast will also be archived on this site.

    About CTI Molecular Imaging:
    CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, neurological disorders and cardiac disease. Additional information is available at: http://www.ctimi.com.
    About PET and PET/CT:
    PET images the biology of diseases at the molecular level, often before anatomic changes are visible or, in some cases, before symptoms appear. Diseases are biological processes and it is these processes that PET examines. PET/CT is an imaging technology that combines the biological examination of patients by PET with the CT images of the body's structural detail. PET/CT technology improves the diagnostic accuracy and treatment management of patients by providing surgeons, radiation oncologists and other physicians with precise anatomical landmarks associated with the disease condition as determined by PET.
    PET's whole-body imaging capability helps physicians improve their ability to detect and determine the location, extent and stage of cancer, neurological disorders and cardiac disease. By improving diagnosis, PET scans aid physicians in selecting better courses of treatment, as well as assessing whether treatment is effective or should be changed. Recent published clinical trials have shown that in a wide array of cancers, the use of PET has caused the treatment to be changed for 15 to 50% of patients, depending on the specific clinical question. In addition, PET and PET/CT provide both the patient and their physician with a degree of certainty that is often unavailable through other imaging methods.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "on pace," "estimate" or similar expressions, include statements regarding CTI's financial outlook for 2004, the anticipated financial impact and operational improvements resulting from the new agency agreement with Siemens, future demand for scanners, future pricing trends and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: competition; uncertainties and potential difficulties regarding the implementation of the new agency agreement with Siemens; the seasonality of capital equipment sales; the availability and amount of third-party payor reimbursement for PET procedures; Siemens' option to purchase a majority interest in CPS, CTI's subsidiary that develops and manufactures PET scanners; market adoption of and demand for PET products in general and CTI's products and services in particular; the timing of orders from distribution partners and customers; legislative and regulatory developments; the timing of research and development and marketing expenses; relationships with suppliers and distributors; pricing; customer demand for financing services; and general economic conditions, such as interest rates. CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.


                          CTI Molecular Imaging, Inc.
                         Consolidated Balance Sheets

                                                      June 30,   September 30,
    (in thousands)                                      2004          2003
                                                    (unaudited)
         ASSETS
    Current assets:
      Cash and cash equivalents                       $28,688        $49,978
      Accounts receivable -- trade, net                55,607         72,240
      Accounts receivable -- related party, net (1)    24,137         42,430
      Inventories                                     110,107         70,852
      Deferred tax asset                               15,268         17,751
      Prepaid expenses and other current assets         5,575          7,691
            Total current assets                      239,382        260,942

    Property and equipment, net                       126,771        107,293
    Goodwill                                           46,552         25,040
    Other assets                                       34,942         31,773
            Total assets                             $447,647       $425,048


         LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Trade accounts payable                          $37,188        $46,507
      Current maturities of long-term
       debt and capital lease obligations               4,333          5,501
      Accrued liabilities                              23,369         25,854
      Customer advances                                10,054          6,863
      Income taxes payable                                710          3,724
            Total current liabilities                  75,654         88,449

    Other long-term liabilities                         3,089          2,332
    Deferred tax liability                              4,796          8,999
    Long-term debt and capital lease obligations       13,668         18,688
            Total liabilities                          97,207        118,468

    Minority interest                                  54,205         46,727

    Shareholders' equity                              296,235        259,853
            Total liabilities and
             shareholders' equity                    $447,647       $425,048

    (1) Represent receivables from Siemens Medical Solutions USA, Inc.


                         CTI Molecular Imaging, Inc.
                    Consolidated Statements of Operations

                                Three Months Ended        Nine Months Ended
                                      June 30,                 June 30,
                                 2004         2003        2004         2003
    (In thousands, except share
      and per share data)           (unaudited)              (unaudited)

    Revenues                    $91,785      $99,205    $272,174     $241,728
    Cost of revenues             54,618       61,156     163,488      143,186
            Gross margin         37,167       38,049     108,686       98,542

    Operating expenses:
      Selling, general and
       administrative expenses   17,566       11,776      49,258       36,409
      Research and
       development expenses       7,701        7,386      26,325       21,450
      Stock-based
       compensation expense         712          517       1,782        1,398
        Total operating expenses 25,979       19,679      77,365       59,257

    Income from operations       11,188       18,370      31,321       39,285

    Interest expense, net           289          231       1,239          506
    Other (income) expense          662         (540)       (229)      (1,219)

    Income before income
     taxes and minority interest 10,237       18,679      30,311       39,998

    Provision for income taxes    4,296        7,143      11,924       15,229

    Income before minority
     interest                     5,941       11,536      18,387       24,769

    Amount applicable to minority
     interest, net of taxes       3,198        4,062       9,159        9,391

    Net income                   $2,743       $7,474      $9,228      $15,378

    Earnings per share
      Basic                       $0.06        $0.17       $0.21        $0.36
      Diluted                     $0.06        $0.16       $0.20        $0.33

    Weighted average shares
      Basic                  44,714,143   43,977,630  44,541,307   43,000,695
      Diluted                46,463,847   46,423,125  46,152,994   46,531,486

SOURCE  CTI Molecular Imaging, Inc.
    -0-                             08/05/2004
    /CONTACT: David N. Gill, +1-865-218-2000, or Michael A. Lawless, +1-865-218-2000, both of CTI Molecular Imaging, Inc./
    /Web site:  http://www.ctimi.com /
    (CTMI)

CO:  CTI Molecular Imaging, Inc.
ST:  Tennessee
IN:  HEA MTC BIO
SU:  ERN ERP CCA MAV